Articles of Amendment

                               Article I. Name

The name of this Florida corporation is Placer Technologies, Inc. (the "Corporation").

                            Article II. Amendments

The Articles of Incorporation of the Corporation are amended so that the text of
Article 11 is deleted in its entirety and replaced with the following:

            The mailing address of the Corporation is:

                          Placer Technologies, Inc.
                            3957 San Mateo Avenue

Riverside, CA 92504

The Articles of Incorporation of the Corporation are amended so that the text of
Article III is deleted in its entirety and replaced with the following:

The corporation shall have the authority to issue 50,000,000 shares of common stock, par value $.001 per share.

The Articles of Incorporation of the Corporation are amended so that the text of
Article V is deleted in its entirety and replaced with the following:

The affairs of the Corporation shall be managed by a Board of Directors consisting of no less than one director. The number of directors may be increased or decreased from time to time in accordance with the Bylaws of the Corporation. The election of directors shall be done in accordance with the Bylaws. The directors shall be protected from personal liability to the fullest extent permitted by law. The name of each member of the Corporation's Board of Directors is:

Herdev S. Rayat
David A. Gamace
Frank Mueller


                     Article III. Date Amendment Adopted

The amendment set forth in these Articles of Amendment was adopted on December 11, 1996.

                Article IV. Shareholder Approval of Amendment

The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

An authorized representative of the Corporation executed these Articles of Amendment on December 11, 1996.

Placer Technologies, Inc.

By:________________________________
 Brian Fons, its Assistant Secretary